Filed Pursuant to Rule 424 (b)(3)

Registration No. 333-147758

PROSPECTUS

2,078,333 Shares of Common Stock

We are registering the resale by the selling stockholders from time to time of up to 2,078,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “IFLG.”  On June 6, 2008, the closing price of our common stock on the NASDAQ Capital Market was $2.23 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 11, 2008

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement or incorporated herein or therein by reference. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common stock.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. References in this prospectus to “we,” “our,” “us” and “our company” refer to InfoLogix, Inc. and its subsidiaries.

InfoLogix, Inc.

Overview

InfoLogix is a provider of enterprise mobility and radio frequency identification, or RFID, solutions. We provide these solutions to our customers by utilizing a combination of products and services, including consulting, business software applications, managed services, mobile workstations and devices, and wireless infrastructure. Our solutions are designed to allow the real time usage of data throughout a customer’s enterprise in order to enhance workflow, improve customer service, increase revenue and reduce costs. We sell wireless communication and computing devices, including mobile workstations, that connect to a customer’s wireless network so that information can be accessed from any location within the enterprise. We also implement customized software applications and provide RFID technology, a data-exchange method using transponders that store and remotely send or retrieve information, to enable the transmission and processing of that information between the customer’s information system and its wireless communication and computing devices. We also offer professional services that support and complement a customer’s wireless computing systems, including consulting, managed services, training, engineering, technical support and network monitoring.

Historically, the sale of mobile workstations and other wireless devices has represented a majority of our revenues. In the past two years, we have been transitioning our business to offer more software applications and professional services. With our new focus on selling software and services, we believe that we can provide more comprehensive enterprise mobility solutions to our customers. These solutions involve:

•                    Consulting with our customers to identify opportunities to use mobile technology in their enterprise to improve operations and the quality of their customer service by more efficiently managing people and assets.

•                    Assessing our customers’ existing wireless infrastructure – the cables, routers and network adapters from which a wireless network is constructed – and developing improved network designs to ensure effective wireless connectivity and infrastructure systems integration, while maintaining secure and consistent access to all of the network resources.

•                    Developing and implementing custom software applications by using proprietary and third-party software.

•                    Delivering and installing wireless infrastructure and user devices, including mobile workstations.

•                    Providing our customers with ongoing managed services that are designed to supplement their information technology department, such as training, maintenance and repair, network monitoring, software application upgrades, network security and workflow consulting.

Corporate Information

InfoLogix Systems Corporation, our wholly-owned subsidiary through which we conduct substantially all of our operations, was established in 2001 under the name InfoLogix, Inc. as a mobile solution provider.

InfoLogix, Inc. was incorporated under the laws of the State of Nevada on November 22, 2004 under the name New Age Translation, Inc., or New Age – NV. On November 22, 2006, New Age – NV merged with and into its newly-formed wholly-owned subsidiary, New Age Translation, Inc., a Delaware corporation, or New Age – DE, solely for the purpose of changing its state of incorporation from Nevada to Delaware. On November 29, 2006, INFLX Acquisition Corp., a newly-formed wholly-owned subsidiary of New Age – DE, merged with and into InfoLogix, Inc. Following the merger, InfoLogix, Inc. changed its name to InfoLogix Systems Corporation and New Age – DE changed its name to InfoLogix, Inc.

Our principal executive offices are located at 101 East County Line Road, Suite 210, Hatboro, Pennsylvania 19040. Our telephone number is (215) 604-0691. Our website address is www.infologixsys.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

The Offering

Common stock offered	2,078,333 shares, par value $0.00001 per share

Offering Price	Our selling stockholders may sell the shares of common stock offered hereby from time to time at prevailing market prices or privately negotiated prices.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

Risk Factors

See “Risk Factors” beginning on page 3 and other information contained elsewhere in this prospectus for a discussion of certain risks that you should consider carefully before buying shares of our common stock.

NASDAQ Capital Market symbol	“IFLG”

RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus and in any prospectus supplement or incorporated by reference herein or therein. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks are realized, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to our Business and Industry

We are an early stage company with a limited operating history, which limits the information available to you to evaluate our business.

Our operating company, InfoLogix Systems Corporation, was formed in 2001. There is limited operating and financial information to evaluate our historical performance and our future prospects. We face the risks and difficulties of an early stage company, including the uncertainties of competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that our efforts will generate significant revenue or achieve future profitability. The failure to do so would have an adverse effect on our business, financial condition and operating results.

We have incurred losses in the past and our ability to operate profitably in the future is uncertain.

For the year ended December 31, 2007 we generated revenues of $78.8 million and incurred net losses of $3.2 million. We have incurred net losses in three out of the last five fiscal years and we may incur additional losses in the future. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our business and revenues grow more slowly than we anticipate, our operating expenses exceed our expectations, we are unable to sell our products and services at acceptable prices relative to our costs, or we fail to develop and introduce on a timely basis new products and services from which we can derive additional revenues, our financial results will suffer.

We may need additional financing to fund our operations and finance our growth; we may be unable to obtain financing on terms acceptable to us.

Although we believe that our credit facilities and our anticipated cash flows from operations will be sufficient to meet our operating and capital requirements for at least the next 12 months, we may be required to raise additional capital through either equity or debt financing to fund our operations, including any operating losses, and to implement our current or future strategies, including strategic acquisitions. Factors that could increase our need to seek additional financing include decreased demand and market acceptance for our products and services, the inability to successfully develop new products and services, competitive pressures resulting in lower pricing, new products and services offered by our competitors, and acquisition opportunities. In addition, when our existing credit facilities expire, we may need to obtain replacement debt financing. There can be no assurance that additional or replacement debt financing will be available to us on commercially reasonable terms or at all. If we incur additional debt, our interest expense would increase. If we raise capital through the sale of equity securities, the percentage ownership of our existing stockholders would be diluted and any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional or replacement financing when we need it, our ability to fund our operations and meet our plans for expansion would be adversely affected.

Our revenues and profitability may be affected by changes in economic, business or industry conditions.

If the economic climate in the U.S. or abroad deteriorates or suffers a prolonged downturn, customers or potential customers could reduce or delay their technology investments. Reduced or delayed technology investments could decrease our sales and profitability. In such an environment, our customers may experience financial difficulty, cease operations or fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors that could affect our revenues and profitability, including:

•                  the introduction and market acceptance of new technologies, products and services;

•                  new competitors and new forms of competition;

•                  adverse changes in the credit quality of our customers and suppliers;

•                  changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•                  changes in the terms on which we do business with our customers, suppliers or key relationships;

•                  the availability, pricing, quality, and delivery time of products from our suppliers; and

•                  variations in costs for products and services and the mix of products and services sold.

These factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Increasing our profitability and managing our growth are necessary to achieve our strategic objectives.

The industries in which we operate are highly competitive. To meet our growth objectives, we believe that we need to continue to add and increasingly emphasize higher-value, proprietary solutions, including software applications and professional services. There can be no assurance that we will effectively deploy our initiatives or be successful in obtaining customer acceptance of our current and anticipated higher margin products and services or developing new products and services with higher margins, and if we do not, we would not meet our strategic objectives.

In addition, the implementation of our strategic initiatives to improve profitability may have the unintended effect of straining our operations, increasing operating expenses, and adversely affecting our profitability, even if the initiatives are successful. The difficulties associated with implementing these initiatives may place a significant burden on our management and our operational and financial resources. If we fail to successfully implement these initiatives, or encounter unexpected difficulties in that process, our business and results of operations could be adversely affected.

Also, to manage any future growth of our business, we will need to hire, integrate and retain highly skilled and motivated employees. We will also need to continue to improve our financial and management controls, reporting and operational systems and procedures. If we do not effectively manage our growth we may not be able to meet our customers’ needs, thereby adversely affecting our results of operations, or be able to meet our strategic objectives.

We may engage in acquisitions that could disrupt our business, could be difficult to integrate with our existing operations, cause dilution to our stockholders and harm our business, operating results and financial condition, and we may be unable to find suitable acquisition candidates consistent with our strategic objectives.

As part of our acquisition strategy, we acquired the businesses and certain assets of DDMS Holdings, LLC, AMTSystems, Inc. and Healthcare Informatics Associates, Inc. during 2007. While acquisitions of other companies or businesses may present us with growth opportunities, they involve numerous risks, including:

•                  problems combining the acquired operations, technologies or products;

•                  unanticipated costs;

•                  diversion of management’s time and attention from our core business;

•                  adverse effects on existing business relationships with customers and suppliers;

•                  risks associated with entering markets in which we have no or limited prior experience; and

•                  potential loss of key employees, particularly those of the acquired business.

We have limited historical experience with the integration of acquired companies and there can be no assurance that we will be able to manage the integration of acquired businesses effectively or be able to retain and motivate key personnel from these businesses. Any difficulties we encounter in the integration process could divert management from day-to-day responsibilities, increase our expenses and have a material adverse effect on our business, financial condition and results of operations.

For future acquisitions, we may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not maintain or may weaken our competitive position or may not achieve our goals, or may be viewed negatively by customers, financial commentators or investors. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and adversely impact our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt.

We depend on retaining our existing senior management team and recruiting and retaining additional senior managers in order to be successful, and the loss of or failure to recruit key executives could materially and adversely affect our business.

Our current and future performance depends, in significant part, upon retaining our existing senior management team, whose knowledge, leadership and technical abilities would be difficult to replace and recruiting and retaining qualified senior managers. Our success also depends in part upon the ability of our executives to work effectively together and with the rest of our employees to continue to develop our technologies and services and to manage the operation and potential growth of our business. We also must continue to develop and retain a strong core group of senior executives in order to realize our goal of growing our business and sustaining profitability. We cannot assure you that we will be successful in our efforts. The unplanned loss of the services of one or more of our executives could have an adverse effect on our business and profitability.

We are dependent on our allied customers and key industry relationships.

We maintain important relationships with hardware and software technology leaders. We regard these relationships as more than traditional customer/supplier relationships and believe they represent an important lead referral source and sales channel for us.

There can be no assurance that we or our key relationships can continue to be successful in maintaining relationships with customers or that we or our allied customers could find adequate replacements if needed. The loss of any of these allied customers or key relationships could result in the temporary or permanent cessation of a group of products or solutions and result in the loss of a portion of our existing and anticipated customer base and related revenue.

We depend on third-party suppliers and manufacturers to manufacture our products. If these third parties experience any delay, disruption or quality control problems in their operations, or cease manufacturing our products, we could lose market share and revenues, and our reputation may be harmed.

A substantial portion of our products are manufactured, assembled, tested and packaged by third parties. We rely on several suppliers and manufacturers to procure components and various products that we sell and, in some cases, subcontract engineering work. Some of our products are manufactured by a single manufacturer and, if we were to lose the services of this manufacturer, finding a suitable replacement could prove particularly difficult. In most cases, we do not have long-term contracts with these third parties. If our suppliers and manufacturers encounter financial or other business difficulties, if their strategic objectives change, or if they perceive us to no longer be an attractive customer, they may cease to manufacture our products and our business could be harmed.

The loss of the services of any of our primary manufacturers or a material change in the terms on which we do business with them could cause a significant disruption in operations and delays in product shipments, which could adversely impact our cash flow. Qualifying a new manufacturer and commencing volume production is expensive and time consuming.

Our reliance on third-party suppliers and manufacturers also exposes us to the following risks over which we have limited control:

•                  inability to procure key required components for our finished products to meet our customers’ demands;

•                  unexpected increases in manufacturing and repair costs;

•                  unexpected reductions in payment terms;

•                  interruptions in shipments if one of our manufacturers is unable to complete production;

•                  inability to control the quality of finished products;

•                  inability to control delivery schedules;

•                  inability to obtain favorable pricing;

•                  unpredictability of manufacturing yields; and

•                  potential lack of adequate capacity to manufacture all or a part of the products we require.

If we are unable to provide our third-party suppliers and manufacturers with an accurate and timely forecast of our component and material requirements, we may experience delays in the manufacturing of our products and the costs of our products may increase.

We provide our third-party suppliers and manufacturers with forecasts of our demand that they use to determine their material and component requirements. Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time. Some of our components require substantial lead times. If our forecasts are less than our actual requirements, or are not delivered in a timely manner, our manufacturers may not be able to manufacture enough products to meet our needs. If our forecasts are too high, our suppliers and manufacturers may be unable to use all of the components they have purchased on our behalf. Therefore, the cost per unit of producing products for us may be higher and those costs may be passed through to us, which could reduce our margins or raise our product prices relative to our competitors. Moreover, if they are unable to use certain components, we may be required to reimburse them for any losses they incur.

Our industry is highly competitive, and competitive pressures from existing and new companies may have a material adverse effect on our business, revenues, growth rates, market share, and profitability.

Our industry is highly competitive and is influenced by many factors, including the following:

•                  advances in technology;

•                  introduction of new products and services;

•                  evolving industry standards;

•                  product improvements;

•                  rapidly changing customer needs;

•                  intellectual property invention and protection;

•                  marketing and distribution capabilities;

•                  competition from highly capitalized companies;

•                  competition from companies with stronger brand recognition;

•                  entrance of new competitors;

•                  customer budget pressure on information technology spending; and

•                  price competition.

If we do not keep pace with product and technology advances, our products and services could be rendered obsolete, which would have a material adverse effect on our competitive position, revenues and prospects for growth. There is also likely to be continued pricing pressure as competitors attempt to maintain or increase market share.

The products manufactured and marketed by us and our competitors are becoming more complex. As the technological and functional capabilities of our products increase, these products may begin to compete with products being offered by companies that have substantially greater financial, technical, marketing and manufacturing resources than we do. We may not be able to compete successfully against these competitors, and competitive pressures may result in a material adverse effect on our business, revenues, growth rates, market share and profitability.

We also compete with certain of our key relationships from time to time. If we are unable to maintain our relationships with them, we may be forced to compete directly with them for customers that we previously had served through our relationships. We may also lose our key relationships as customers. Our key relationships generally have substantially greater financial, technical, marketing and manufacturing resources than we do and may be able to directly offer their customers solutions similar to those we offer.

If we fail to continue to introduce new products and services that achieve sufficient market acceptance on a timely basis, we will not be able to compete effectively and we will be unable to increase or maintain revenues and profitability.

Our future success depends on our ability to develop and introduce new products, services and technology enhancements that achieve sufficient market acceptance. If we are unable to develop and introduce new products and services that respond to emerging technological trends and customers’ critical needs, our profitability and market share may suffer. The process of developing new technology and related services is complex and uncertain, and if we fail to accurately predict customers’ changing needs or emerging technological trends, our business could be harmed. We must commit resources to developing new products before knowing whether our investments will result in products the market will accept. We may encounter delays in deploying new or improved products or offering new or improved services. If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products or services, there could be a material adverse effect on our business, profitability, financial condition and market share. We may encounter delays in manufacturing and producing new products and our new products may not be commercially successful.

Demand for existing products may decrease following the announcement of new or improved products. Further, since products under development are often announced before introduction, these announcements may cause customers to delay purchases of our products, even if newly introduced, until new or improved versions of those products are available. If customer orders decrease or are delayed during a product transition, we may experience a decline in revenue. Our profitability might decrease if customers, who may otherwise choose to purchase existing products, instead choose to purchase lower priced models of new products. Delays or deficiencies in the development, manufacturing, and delivery of, or demand for, our new or improved products could have a negative effect on our business and profitability.

If we are unsuccessful in expanding our professional services, we may fail to achieve our objectives.

We are in the process of expanding our professional services and enhancing our technical knowledge in order to broaden our service offerings. We hope to accomplish that by increasing our in-house talent pool and introducing new models for support and professional services, including through acquisitions of businesses that we believe complement our existing services. We look to leverage new employees that are skilled in our business to reduce our dependence on outside assistance. Our initiatives will include reducing dependence on outside service providers, determining specific methodologies and processes for meeting customer needs, conducting in-house training sessions, and leveraging business partnerships to increase professional services opportunities. These initiatives have required, and will continue to require, significant investment by us, including expenses relating to the recruiting and training of these new employees. There is no assurance that the expansion will improve the sales and profitability of our professional services.

Any failure in our ability to offer high-quality support and other services could have a material adverse effect on our sales and results of operations.

Once our products are integrated within our customers’ hardware and software systems, our customers may depend on our support organization to manage those systems and resolve any issues that may arise. A high level of support is critical for the successful marketing and sale of our solutions. If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing support, our ability to sell our solutions to existing customers could be adversely affected, and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. Our failure to maintain high-quality support and services, or to adequately assist our key relationships in providing high-quality support and services, could result in customers choosing to use our competitors’ products and services instead of ours.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems. If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

We compete for customers based in part on the flexibility and sophistication of our information technology systems. The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders with us or cause us to lose customers. Although we have redundant systems at a separate location to back up our primary application systems, there can be no assurance that these redundant systems will operate properly if and when required. If our information technology systems are unable to handle additional volume as our business and scope of professional services grows, our service levels and operating efficiency will likely decline. In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from us. If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace these systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business and profitability may be adversely affected.

Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of Internet infrastructure which are vulnerable to a variety of threats, including computer viruses and natural disasters. There can be no guarantee that the steps we have taken to protect against those threats will be effective. Any disruption to or infiltration of our information technology systems could significantly harm our business and profitability.

If we are unable to protect our intellectual property rights or if third parties assert we are in violation of their intellectual property rights, we could be prevented from selling our products, the time and attention of management could be diverted from operating our business and our ability to attract new customers and retain current customers could be hampered, any of which could have a material adverse effect on our business, financial condition and results of operations.

We have 19 issued patents in the U.S. and four foreign patents issued related to wearable computers and RFID technology that manages medication delivery and administration. We also have 15 patent applications pending with the U.S. Patent and Trademark Office and five foreign patent applications related to medication delivery and administration and a proprietary power solution specifically designed for mobile workstations, a system and method for live interactive distance learning, and related mobile wireless computer systems. The patents for which we have received a final issuance have remaining legal lives that vary from 5 to 17 years.

We have also developed other proprietary solutions, including form-factor PC technologies designed specifically for low power consumption, handheld and kiosk point of sale devices and several customized software applications. We seek to protect our proprietary information and technology through licensing agreements, third-party nondisclosure agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the U.S. and similar laws in other countries. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products.

There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. In each case, our ability to compete and to receive licensing revenues could be significantly impaired. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing. Furthermore, the laws of certain countries in which our products are or may be licensed do not protect our proprietary rights to the same extent as the laws of the U.S.

Third parties may assert claims of infringement of intellectual property rights against us or against our partners for which we may be liable under certain indemnification arrangements. The failure to obtain a license on commercially reasonable terms or the entry of an injunction that impairs our ability to market certain products or services could have a material adverse effect on our business, reputation, profitability or financial condition. Any litigation regarding patent and other intellectual property rights could have a material adverse effect on our business and our ability to compete.

We may also be subject to claims from customers for indemnification. Any resulting litigation, regardless of its resolution, could result in substantial costs and diversion of resources. If it were determined that our products infringe upon the intellectual property rights of others, we would need to obtain licenses from these parties or reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology, or both. Any of these events could cause us to incur significant costs and prevent us from selling our products and could have material adverse effect on our business and our ability to compete.

We rely upon third parties for technology that is critical to our products, and if we are unable to continue to use this technology and future technology our ability to offer competitive products could be harmed and our costs of production could increase.

We obtain non-exclusive software license rights to technologies from third parties that are incorporated into and necessary for the operation and functionality of certain of our products. Because the intellectual property for which we have obtained licenses is available from third parties, barriers to entry for our competitors may be lower than if we owned exclusive rights to these technologies. On the other hand, if a competitor enters into an exclusive arrangement with any of our third-party technology providers, our ability to develop and sell products containing that technology could be severely limited. Our success depends in part on our continued ability to have access to these technologies on commercially reasonable terms. If we do not continue to hold or obtain licenses to use necessary technologies, we may be forced to acquire or develop alternative technology that may be of lower quality or performance standards. This could limit and delay our ability to offer competitive products and increase our costs of production. As a result, our profitability and market share could be harmed.

Our products are complex and may contain undetected and unexpected defects, errors or failures.

Substantial product defects could result in product recalls, repairs or an increased amount of product returns, loss of market acceptance and damage to our reputation, which in turn could increase our costs, cause us to lose sales and have a material adverse effect on our profitability. Product defects might also result in claims against us by our customers or others. In addition, the occurrence of any defects or errors in these products could result in cancellation of orders, difficulty in collecting accounts receivable, increased service and warranty costs in excess of our estimates, diversion of resources, and increased insurance costs and other losses to our business or to end-users.

Incompatibilities, defects or bugs in our products may not be detected until our customers begin to install the products or later. We may need to modify the design of our new or improved products if they have incompatibilities, defects or bugs, which could result in significant expenditures, delays in product purchases or canceled orders.

Because we often sell our products on a purchase order basis, we are subject to uncertainties and variability in demand from our customers.

We sell our mobile workstations and other devices on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Consequently, the level and timing of our sales are subject to variations in demand from our customers. Orders can be cancelled, reduced or delayed due to customer budget cycles, the introduction or anticipated introduction of new products or technologies or general economic conditions. Generally, sales are sequentially down in the first quarter from the fourth quarter, higher in the second quarter, flat or slightly higher or lower in the third quarter, and strongest in the fourth quarter. If we are unable to anticipate and respond to the demands of our customers, our business, financial position and operating results may be adversely affected.

Our products are subject to certain government regulations and noncompliance with, or a change in, those regulations could have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to regulation by federal, state and local agencies in the U.S. and agencies in certain foreign countries where our products are manufactured or sold. There can be no assurance that we will be able to maintain compliance with these regulations, particularly if they were to change. Regulatory changes may require us to make modifications to certain of our products in order for us to continue to be able to manufacture and market our products, which could result in unanticipated costs and delays. Our failure to comply with these regulations, or delays resulting from modifications in order to come into compliance, could have a material adverse effect on our business, financial condition and results of operations.

Our growth objectives may depend on our ability to manage successfully potential international expansion.

We intend to expand our geographic presence to non-U.S. markets, including Europe, the Middle East, Asia, and other emerging centers of healthcare and commercial activity. This expansion will require significant management attention and financial resources. We currently have limited experience in marketing and distributing our products internationally and in developing versions of products that comply with local standards and languages. We may also not be able to maintain or increase international market demand for our products. International operations are subject to other inherent risks, including foreign government regulation of technology or unexpected changes in regulatory and customs requirements, difficulty and delays in accounts receivable collection, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights, foreign currency exchange rate fluctuations, and tax consequences.

Armed hostilities, terrorism, natural disasters, or public health issues could harm our business.

Armed hostilities, terrorism, natural disasters, or public health issues, whether in the U.S. or abroad, could cause damage or disruption to us, our suppliers or customers, or could create political or economic instability, any of which could harm our business. Any such events could, among other things, cause further instability in financial markets and could directly, or indirectly through reduced demand, negatively affect our facilities and operations or those of our customers or suppliers. If our customers experience any disruptions in the solutions that we provide to them as a result of any such events, we may not be successful in alleviating the disruptions, particularly if many customers are affected by any of these events.

Our directors and executive officers beneficially own a substantial number of shares of our common stock, which give them significant control over certain major decisions.

As of April 24, 2008, our directors and executive officers beneficially own, in the aggregate, approximately 36.2% of our outstanding common stock. The interests of these stockholders may differ from the interests of other stockholders. As a result of their significant ownership, these stockholders will have significant control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•                  electing or defeating the election of our directors;

•                  amending or preventing amendment of our certificate of incorporation or bylaws;

•                  effecting or preventing a merger, sale of assets or other corporate transaction; and

•                  controlling the outcome of any other matter submitted to our stockholders for a vote.

The stock ownership of our directors and executive officers may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the market price of our stock.

We recently became subject to the reporting requirements of the Securities Exchange Act of 1934, which can be expensive.

We recently became a public reporting company and, accordingly, we are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual, quarterly and periodic reports, proxy statements and other information required by the SEC (including legal and accounting fees) and furnishing audited reports to stockholders have caused our expenses to be higher than they would have been if we were a privately-held company.

It may be time consuming, difficult and costly for us to implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to implement and sustain required internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Risks Relating to Our Indebtedness

The covenants in our credit facility may restrict our operations, which could inhibit our ability to execute our growth strategy and have a negative effect on our results of operations.

We have entered into a loan and security agreement that provides us with a $10.0 million line of credit that increases to $12.5 million upon the satisfaction of certain conditions as well as a $12.5 million term loan facility. The line of credit must be repaid on November 1, 2009. The term loans are repayable in monthly installments beginning January 1, 2009 with a final balloon payment due on May 1, 2012. The loan and security agreement contains restrictions and covenants and requires us to maintain specified financial ratios and tests. For example, the loan and security agreement restricts our ability, among other things, to incur additional indebtedness, to acquire other companies or the assets of other companies and to pay dividends. If we fail to meet or satisfy any of the restrictions, covenants, financial ratios or financial tests, we would be in default under the loan and security agreement. The loans are secured by all of our assets and the assets of our subsidiaries, as well as a pledge of the common stock of all of our subsidiaries. An event of default under the loan and security agreement would give the lender the right to declare all amounts outstanding under the credit facility due and payable and enforce its rights to foreclose on the collateral securing the loans.

The restrictions contained in the loan and security agreement could inhibit our ability to obtain financing and engage in other business activities that are important to our business and growth strategies, which could inhibit our ability to operate our business and increase our revenues.

Our indebtedness could adversely impact our financial condition.

As of December 31, 2007, we had approximately $30.2 million of total indebtedness. We may increase the amount of our indebtedness in the future, which could have an important impact on our stockholders. An increase in our indebtedness could:

•                  cause us to violate certain provisions contained in our credit facility;

•                  make us more vulnerable to economic downturns and limit our flexibility to plan for or react to changes in business and economic conditions;

•                  limit our ability to withstand competitive pressures through increases in our cost of capital; and

•                  harm our ability to obtain additional debt or equity financing in the future.

If any of the foregoing were to occur, our ability to execute our growth strategy would be impaired and our results of operations could be harmed.

Risks Relating to our Common Stock

Applicable SEC rules governing the trading of “penny stocks” may limit the liquidity of our common stock which may affect its trading price.

Our common stock may be considered a “penny stock” and be subject to SEC rules and regulations that impose limitations upon the manner in which our shares may be publicly traded. These regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser’s written agreement to a transaction before a sale. These regulations could have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock. Therefore, our stockholders may find it difficult to obtain accurate quotations of our common stock and/or to sell their shares.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

•                  announcements of new products or services by our competitors;

•                  general economic conditions;

•                  quarterly variations in our revenues and operating expenses;

•                  our announcements of technological innovations or new products or professional services; and

•                  sales of common stock by our directors and executive officers or other selling stockholders named in this prospectus.

If a substantial number of our shares of common stock become available for sale and are sold in a short period of time, the market price of our shares of common stock could decline.

It is anticipated that prior to the effective date of this registration statement, we will have approximately 2.6 million shares of common stock that were available to be publicly traded. We have filed a registration statement covering the resale by certain selling stockholders of up to 7,476,250 shares of our common stock. Although our common stock is listed on the NASDAQ Capital Market, it does not have a high average trading volume. For example, since we became listed on NASDAQ in September 2007, our average daily trading volume has been approximately 32,000. Prior to our listing on NASDAQ, we were traded on the Over-the-Counter Bulletin Board and our average daily trading volume from January 1, 2007 through the date of our listing on NASDAQ was approximately 15,000 shares. Our low trading volume may cause the price of our common stock to be volatile. The last reported sale price of our common stock on NASDAQ on June 6, 2008 was $2.23.

If the selling stockholders sell substantial amounts of our shares of common stock, the market price of our shares of common stock could decrease significantly. The perception in the public market that the selling stockholders might sell our shares of common stock could also depress our market price. The number of shares of common stock that will be available to be publicly traded after the effective date of this registration statement and the other registration statement we filed will increase by approximately 370%.

Certain of our directors, executive officers, advisors and existing stockholders are subject to agreements that restrict their ability to transfer a portion of their shares until November 28, 2008. David Gulian, Richard Hodge, Craig Wilensky and certain of our existing stockholders became eligible to transfer, subject to compliance with applicable securities laws, up to 50% of the shares beneficially owned by them on November 28, 2007, but remain subject to contractual restrictions affecting their ability to sell the remaining shares owned by them until November 28, 2008. We may waive these restrictions and allow these stockholders to sell their shares at any time. After all of these agreements expire, an aggregate of approximately 6.7 million shares currently subject to such lock-ups will be eligible for sale, excluding shares that they may acquire upon the exercise of warrants and options. The market price of our shares of common stock may drop significantly when the restrictions lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

There may be a limited public market for our securities.

Although we are listed on the NASDAQ Capital Market, there can be no assurance that the trading of our common stock will be sustained. If our common stock is delisted from the NASDAQ Capital Market or fails to qualify for listing on another registered stock exchange, trading, if any, in our common stock would be conducted on the Over-the-Counter Bulletin Board or in what are commonly referred to as “pink sheets.”  As a result, our stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and our common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, our stockholders may not be able to find purchasers for their shares of our common stock.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of our board of directors after taking into account various factors, including, among other things, to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our loan and security agreement with Sovereign Bank currently restricts our ability to pay dividends on our common stock. Accordingly, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to make a positive return on their investment. Investors seeking cash dividends should not purchase our common stock.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed. We completed our first year of documentation and testing of our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to assess annually the effectiveness of our internal controls over financial reporting beginning with this Form 10-K for the year ended December 31, 2007. Our registered public accounting firm will be required to issue a report on management’s assessment beginning with our Form 10-K for the year ended December 31, 2008. If our management or our registered public accounting firm were to conclude in their 2008 reports that our internal control over financial reporting was inadequate, our stockholders could lose confidence in our reported financial information and the price of our stock could drop significantly.

Provisions in our organizational documents and under Delaware law may delay or prevent attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Certain provisions of our bylaws are intended to strengthen our board of director’s position in the event of a hostile takeover attempt. These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of our entire capital stock outstanding and entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING
STATEMENTS

This prospectus contains “forward-looking statements” that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan” and similar expressions, although not all forward-looking statements contain such identifying words. You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks and uncertainties that are difficult to predict and are based upon assumptions that may prove to be incorrect. Important factors that may cause actual results to differ from projections include the following, among other factors:

•                                          our limited operating history and the limited information available to evaluate our business;

•                                          our ability to operate profitably and manage the growth of our business;

•                                          changes in economic, business or industry conditions;

•                                          our ability to find additional financing necessary to support our operations and finance our growth;

•                                          our ability to successfully integrate acquisitions with our existing operations;

•                                          our ability to retain, replace and hire experienced senior management;

•                                          our relationships with our customers, key industry relationships and other third parties on which we rely;

•                                          competition in the industries in which we compete;

•                                          our ability to introduce new products and services and maintain products and service quality;

•                                          our ability to protect our intellectual property rights; and

•                                          restrictions on our operations contained in our loan and security agreement.

We have disclosed additional important factors that could cause actual outcomes and results to differ materially from the forward-looking statements under “Risk Factors” and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not undertake any obligation to update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by federal securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

We are registering the resale by the selling stockholders from time to time of up to 2,158,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell under this prospectus or a supplement hereto any or all of the shares of common stock. In the event that a sale is to be made pursuant to this prospectus by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.

The following table contains information we received from the selling stockholders on or before April 24, 2008, with respect to the selling stockholders and the number of shares of common stock beneficially owned by each selling stockholder before the offering and the shares that may be offered using this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of the sale or sales of common stock covered by this prospectus. We cannot estimate the number of shares the selling stockholders will hold after the completion of the offering by the selling stockholders because they may sell all or a portion of the shares offered by this prospectus. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling stockholders after the completion of this offering. Our registration of the shares of common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

NAME	NUMBER OF SHARES OF COMMON STOCK OWNED BEFORE THE OFFERING		NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD	NUMBER OF SHARES OF COMMON STOCK OWNED AFTER THE OFFERING	PERCENTAGE OF COMMON STOCK OUTSTANDING OWNED AFTER THE OFFERING

IL Venture Capital LLC (1)	2,003,333		2,003,333	—	—

Barry Honig	340,000	(2)	75,000	265,000	1.1%

(1)                                 Ira M. Lubert is the sole managing member of IL Venture Capital LLC.

(2)                                 We are registering the resale of 125,000 of these shares of common stock on a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission on November 21, 2007 and amended on February 11, May 6, 2008 and June 9, 2008.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law.

Common Stock

Each holder of common stock is entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting. Each holder of our common stock is entitled to one vote for each share of common stock held by the stockholder. All elections for directors are decided by plurality vote and, except as otherwise provided by our certificate of incorporation or the laws of the State of Delaware, all other questions are decided by the vote of a majority of the stockholders present, in person or by proxy, at the meeting assuming a quorum is present. Holders of our common stock are entitled to receive ratably dividends, if any, as declared by our Board of Directors out of legally available funds. The current policy of our Board of Directors is to retain earnings, if any, to fund our operations and growth. Our loan and security agreement with Sovereign Bank currently restricts our ability to pay dividends on our common stock. Upon a liquidation, winding up, or dissolution, holders of our common stock are entitled to share ratably in all of our assets that are available for distribution. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely effected by, the rights of holders of any series of our preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors.

Anti-Takeover Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our bylaws are intended to strengthen the position of our Board of Directors in the event of a hostile takeover attempt. These provisions have the effect of providing our Board of Directors with the sole power to fill vacancies on our Board of Directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Our certificate of incorporation authorizes our Board of Directors, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors.  Any such issuance may have the effect of delaying, deferring or preventing a change in control of InfoLogix, Inc.

Transfer Agent

The transfer agent and registrar for our common stock is StockTrans, Inc.

PLAN OF DISTRIBUTION

We are registering the resale by the selling stockholders from time to time of up to 2,078,333 shares of common stock originally issued in connection with the merger of InfoLogix, Inc. and New Age Translation, Inc. completed on November 29, 2006. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•                                          on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                          in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          in an exchange distribution in accordance with the rules of the applicable exchange;

•                                          in privately negotiated transactions;

•                                          through short sales;

•                                          in sales pursuant to Rule 144;

•                                          through the sale by broker-dealers of a specified number of such shares at a stipulated price per share;

•                                          in a combination of any such methods of sale; and

•                                          through any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest, including Lubert Family Foundation, Inc., will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $21,688 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of counsel for the selling stockholder. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, has provided us with an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2006 and for each of the years in the two year period ended December 31, 2006 have been provided in reliance on the report dated March 23, 2007, except for Note A, Reclassifications, and Note U, which date is March 27, 2008, of Asher & Co., Ltd., an independent registered public accounting firm, given on their authority as experts in auditing and accounting.  The financial statements as of December 31, 2007 and for the year ended December 31, 2007 have been provided in reliance on the report dated March 28, 2008 of  McGladrey & Pullen, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting. The financial statements of Healthcare Informatics Associates, Inc. as of and for the years ended December 31, 2006, 2005 and 2004 have been provided in reliance on the report dated November 29, 2007 of  McGladrey & Pullen, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting registrant under the Securities Exchange Act of 1934, as amended. Our website address is http://www.infologixsys.com. The information included on our website is not included as a part of, or incorporated by reference into, this prospectus. We will make available through our website free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the resale of the shares pursuant to this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares of common stock we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•                                       our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•                                       our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•                                       our Current Reports on Form 8-K filed with the SEC on October 4, 2007, as amended by our 8-K/A filed with the SEC on December 14, 2007, May 7, 2008, May 8, 2008 and May 22, 2008; and

•                                       the description of our common stock contained in our Registration Statement on Form 10 dated September 17, 2007, and all amendments or reports filed with the SEC for the purpose of updating such description.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning our Chief Financial Officer at:

InfoLogix, Inc.

101 E. County Line Road, Suite 210

Hatboro, PA 19040

(215) 604-0691

Attention:  Chief Financial Officer

2,078,333 Shares of Common Stock

June 11, 2008